Exhibit 99.1

Nemaura Launches Direct to Consumer Offering of Metabolic Health Program in Combination with GLP-1 Weight Loss Drugs

Company CEO to discuss development at 1pm EST on 15th November 2023, at the Sidoti Virtual Investor Conference

Loughborough, UK, 14th November 2023. Nemaura Medical, developer of a daily wear non-invasive glucose sensor, and digital healthcare programs today announced the UK launch of its ground-breaking approach to metabolic health and weight management by integrating continuous glucose monitoring (CGM) with its behavioral change program, Miboko, complemented by pharmaceutical interventions using GLP-1 agonists such as Ozempic, Wegovy and Mounjaro. This innovative offering, featuring education, lifestyle modifications, dietary guidance, exercise goals, and cutting-edge glucose monitoring, represents a significant advancement in personalized weight loss strategies addressing the metabolic health, obesity and diabetes markets.

Nemaura's program leverages the power of its world-first daily wear non-invasive CGM technology, allowing individuals to gain insights into how their body deals with glucose. By using CGM for just two days per month, participants can access real-time data on how the drugs, lifestyle, diet, and exercise are impacting their blood glucose profiles, empowering them to make informed choices for sustainable improvements to quality of life.

In pilot studies with the UK's National Health Service (NHS), Nemaura's program has demonstrated encouraging outcomes. Early results indicate positive responses to the integrated approach even in the absence of drug therapy using GLP-1’s, showcasing the program's potential to reshape the landscape of personalized health solutions.

The integration of behaviour change programs, encompassing education on nutrition, personalized exercise regimens, and lifestyle adjustments, complements the data-driven approach of CGM. The goal is to provide individuals with the tools they need to make lasting changes that support their overall well-being. The incorporation of GLP-1 agonists like Ozempic, Wegovy and Mounjaro adds a powerful layer of support for individuals seeking effective and sustainable weight loss.

"The launch of this integrated program is a turning point in the Company’s history. Leveraging off positive outcomes observed thus far from the NHS studies, and the profound impact of GLP-1 therapy globally leads us to believe we have an optimal offering, with the goal of enabling the drugs to help kick start weight loss initiatives and then sustain this through education and sustainable behavioural change," said Dr Faz Chowdhury, CEO of Nemaura. Users may now subscribe directly via the Miboko website at www.Miboko.com

Dr Faz Chowdhury, CEO, will be presenting at, and host one-on-one meetings with investors, at the Sidoti November Virtual Investor Conference. Dr Chowdhury’s presentation will begin at 1:00 pm ET on Wednesday, November 15, 2023 and can be accessed live here:  https://sidoti.zoom.us/webinar/register/WN_rT_4pTouREiUuM862xQkLA. Nemaura will also host virtual one-on-ones with investors on Wednesday and Thursday, November 15-16, 2023. To register for the presentation or one-on-ones, visit www.sidoti.com/events. Registration is free.

About Nemaura Medical, Inc.

Nemaura Medical, Inc. is a medical technology company developing and wearable diagnostic devices. The company is currently commercializing sugarBEAT® and proBEAT™. sugarBEAT®, a CE mark approved Class IIb medical device, is a non-invasive and flexible continuous glucose monitor (CGM) providing actionable insights derived from real time glucose measurements and daily glucose trend data, which may help people with diabetes and pre-diabetes to better manage, reverse, and prevent the onset of diabetes. Nemaura has submitted a proposal for a Modular PMA (Premarket Approval Application) application for sugarBEAT® to the U.S. FDA, for its generation II, 24 hour sensor. proBEAT™ is a non-regulated version of sugarBEAT which combines non-invasive glucose data processed using artificial intelligence and a digital healthcare subscription service as a general wellness product as part of its BEAT®diabetes program.

Additionally, Nemaura launched a beta trial of Miboko, a metabolic health and well-being program using a non-invasive glucose sensor along with an AI mobile application that helps a user understand how certain foods and lifestyle habits can impact one’s overall metabolic health and well-being. Nemaura believes that up to half the population could benefit from a sensor and program that monitors metabolic health and well-being.

The Company sits at the intersection of the global Type 2 diabetes market that is expected to reach nearly $59 billion by 2025, the $50+ billion pre-diabetic market, and the wearable health-tech sector for weight loss and wellness applications that is estimated to reach $60 billion by 2023.

For more information, please visit www.NemauraMedical.com.

Cautionary Statement Regarding Forward-Looking Statements:

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, the launch of proBEAT™ in the U.S., risks related to regulatory status and the failure of future development and preliminary marketing efforts, Nemaura Medical’s ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Nemaura Medical and its partners’ ability to develop, market and sell proBEAT™, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to both proBEAT™ digital health, and sugarBEAT®. There can be no assurance that the company will be able to reach a part of or any of the global market for CGM with its products/services. The U.S. Food and Drug Administration (the “FDA”) reserves the right to re-evaluate its decision that proBEAT™ qualifies as a general wellness product should it become aware of any issues such as skin irritation or other adverse events from the device, as well as any misuse impacting patient safety, and any other reason as the FDA may see fit at its discretion to determine the product does not fit the definition of a general wellness product. These and other risks and uncertainties are identified and described in more detail in Nemaura Medical’s filings with the United States Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the most recently completed fiscal year, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Nemaura Medical undertakes no obligation to publicly update or revise any forward-looking statements.

Investor Relations Contact:

IR@NemauraMedical.com